Exhibit 99.1

DATE:	April 22, 2011 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Earnings for the First Quarter 2011

•                  Net Income Up 40% to $4.5 million

•                  Net Interest Margin of 4.30%

•                  Tangible Common Equity Ratio of 6.8%

•                  Return on Average Assets of 0.67%

•                  20% Decrease in Non-accrual Loans

•                  11% Decrease in Non-performing Assets (including Troubled Debt Restructurings)

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the first quarter ended March 31, 2011.  The Company reported net income of $4.5 million for the first quarter and earnings per common share of $0.19 compared to $3.2 million of net income and $0.12 per common share reported in the first quarter of 2010.  The primary driver of the increase in net income was a decrease in the Company’s loan loss provision expense to $5.6 million in the first quarter of 2011 compared to $9.5 million in the same period a year ago.

Mr. Brown commented, “I am pleased with our continued improvement in loan quality.  Total nonperforming assets (including troubled debt restructurings) declined 18% from the same quarter one year ago and 11% from the previous quarter.  Total loan delinquency (loans past due 30 days and greater) was 3.62% as of March 31.  This compares to 5.58% one year ago and was the lowest level of delinquency since the third quarter of 2008.  As a result, our loan loss provision expense at $5.6 million was also at its lowest level since the third quarter of 2008 when it totaled $5.0 million.”

Mr. Brown continued, “Our net revenue remained relatively flat with the first quarter of 2010.  Net revenue totaled $34.3 million compared to $34.5 million one year ago after adjusting for insurance commissions (the company sold the property and casualty insurance lines during the fourth quarter of 2010).  Factors that led to the stable revenue were our strong net interest margin, which improved to 4.30% from 4.09% one year ago, higher trust and investment product fees and increased interchange income, which offset lower mortgage banking income and net OREO losses primarily related to the write-down of two properties.”

Mr. Brown concluded, “I am pleased with our overall progress.  Improvement in loan quality continues to be our top priority.  Going forward, we expect revenue will be under increased pressure as loan demand remains relatively weak and total loans outstanding continue to decline.  We are working diligently to identify prudent avenues for additional loan growth.”

NET INTEREST INCOME

Net interest income was $25.0 million for the first quarter of 2011, which was a $0.3 million decrease compared to the first quarter of 2010.  The Company’s net interest margin, on a fully-taxable equivalent basis, was 4.30% for the first quarter of 2011 versus 4.09% for the first quarter of 2010.  However, this increase in the net interest margin was offset by a decrease in average earning assets of $106 million.  On a linked quarter basis, the Company’s net interest margin increased by 29 basis points due primarily to the decrease in the cost of funds and interest recoveries.

NON-INTEREST INCOME

The Company’s non-interest income decreased to $9.3 million for the first quarter of 2011 compared to $9.8 million for the same period in 2010.  An increase in trust and investment product fees was offset by a decrease in insurance commissions.  The Company sold its property and casualty book of business in the fourth quarter of 2010.  In addition, the Company also incurred net losses of $365 thousand on sales and/or write-downs of other real estate owned (OREO) in the first quarter of 2011 compared to a slight gain in this category in the same period a year ago.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.8 million for the first quarter of 2011 compared to $22.5 million for the same period in 2010, an increase of $1.3 million or 5.9%.  The two areas driving the increase in non-interest expenses were marketing and collection-related expenses.  Marketing expenses increased by $488 thousand year over year as the Company has made investments in a checking account acquisition program and a customer/employee engagement survey and improvement program.  Collection expense increased by $439 thousand year over year as the Company is aggressively working through its non-performing loans and problem assets.

BALANCE SHEET AND CAPITAL

Total assets were $2.8 billion as of March 31, 2011, a decrease of $93 million from the same period a year ago.  The decrease was primarily related to a decrease in loan balances.  Loans decreased $182 million year over year and were partially offset by a $90 million increase in investment securities.  Charge-offs of non-performing loans and overall weak loan demand continue to drive loan balances down.  The Company’s regulatory capital ratios remain strong and as of March 31, 2011 were as follows: leverage ratio of 10.2%, tier one capital to risk-weighted assets of 16.2%, and total capital to risk-weighted assets of 17.4%.  In addition, as of March 31, 2011 the Company’s tangible common equity ratio was 6.8%.

ASSET QUALITY

Non-performing assets (excluding accruing troubled debt restructurings) were $80.4 million as of March 31, 2011 compared to $101.2 million as of March 31, 2010, and represented 2.90% of total assets at March 31, 2011 compared to 3.54% at March 31, 2010.  On a linked-quarter basis, non-performing assets remained relatively flat.  However, the mix of NPA’s shifted significantly.  Non-accrual loans decreased by $13.7 million while OREO increased by $9.1 million.  Two non-performing loans totaling $6.4 million were transferred to OREO during the quarter accounting for much of the increase in OREO.  The Company obtains updated appraisals at the time assets are transferred into OREO and records its investment in these assets at 75% of this updated appraised value to account for selling costs and a probable bank-owned discount based on the Company’s experience in marketing OREO properties.  Net charge-offs for the first quarter of 2011 were $5.0 million and represented 1.20% of average loans.  The Company’s allowance for loan losses was $43.3 million and represented 2.63% of total outstanding loans at March 31, 2011.  This compares to $43.0 million as of March 31, 2010, or 2.36% as a percent of loans and $42.6 million as of December 31, 2010, or 2.53% of total loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended March 31
	2011	2010
Income Statement Summary
Interest Income	$31,177	$34,271
Interest Expense	6,227	9,040
Net Interest Income	24,950	25,231
Provision for Loan Losses	5,600	9,500
Noninterest Income:
Insurance commissions	—	518
Trust and investment product fees	940	565
Mortgage banking	1,318	1,524
Service charges on deposit accounts	3,898	3,869
Gain on sales of securities	1,133	1,053
Interchange income	1,416	1,264
OREO gains/(losses)	(365)	23
Other	979	1,015
Total Noninterest Income	9,319	9,831
Noninterest Expense:
Employee	12,833	12,445
Occupancy	1,767	1,855
Equipment	1,980	1,898
Intangible amortization	492	516
Marketing	1,081	593
Collection expenses	1,014	575
FDIC assessment	1,261	1,263
Other	3,392	3,340
Total Noninterest Expense	23,820	22,485
Earnings Before Income Taxes	4,849	3,077
Provision (Benefit) for Income Taxes	303	(172)
Net Income	$4,546	$3,249
Preferred Dividends & Accretion	$(763)	$(763)
Net Income Available to Common Shareholders	$3,783	$2,486

	Three months ended March 31
	2011	2010
Average Balance Sheet Data
Gross Loans	$1,670,740	$1,864,743
Earning Assets	2,514,467	2,620,314
Total Assets	2,765,834	2,877,272
Noninterest Bearing Deposits	272,872	241,037
Interest Bearing Deposits	1,932,988	1,992,279
Total Interest Bearing Liabilities	2,167,045	2,314,195
Shareholders’ Equity	304,888	298,172

	Three months ended March 31
	2011	2010
Per Share Data
Diluted Earnings Per Share	$0.19	$0.12
Cash Dividends Per Share	0.010	0.010
Market Value - High	10.60	7.40
Market Value - Low	8.74	4.40
Average Outstanding Shares (diluted)	20,183,480	20,137,865

	Three months ended March 31
	2011	2010
Key Ratios
Return on Average Assets	0.67%	0.46%
Return on Average Equity	6.05%	4.42%
Net Interest Margin	4.30%	4.09%
Efficiency Ratio	66.16%	62.04%
Net Overhead to Average Assets	2.13%	1.78%

	March 31	December 31	March 31
	2011	2010	2010
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,642,700	$1,680,971	$1,824,824
Allowance for Loan Losses	43,255	42,605	43,025
Total Securities	817,235	806,071	727,279
Goodwill and Intangible Assets	70,529	71,021	73,561
Total Assets	2,767,985	2,769,312	2,861,257
Noninterest Bearing Deposits	293,648	268,390	256,099
Interest Bearing Deposits	1,915,713	1,943,174	1,963,264
Other Borrowings	196,136	202,182	269,003
Shareholders’ Equity	309,058	302,570	297,787

	March 31	December 31	March 31
	2011	2010	2010
Other Balance Sheet Data
Book Value Per Common Share	$12.56	$12.25	$12.01
Loan Loss Reserve to Loans	2.63%	2.53%	2.36%
Loan Loss Reserve to Non-performing Loans	72.36%	61.51%	47.25%
Nonperforming Assets to Total Assets	2.90%	2.92%	3.54%
Tangible Common Equity Ratio	6.76%	6.51%	6.03%
Outstanding Shares	20,136,188	20,136,362	20,136,362

	March 31	December 31	March 31
	2011	2010	2010
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$5,237	$990	$1,055
Non-accrual Loans	54,537	68,279	89,999
Other Real Estate Owned	20,586	11,479	10,107
Total Nonperforming Assets (NPA’s)	$80,360	$80,748	$101,161
Troubled Debt Restructurings	11,503	22,250	11,500
Total NPA’s with Troubled Debt Restructurings	$91,863	$102,998	$112,661

Net Charge-offs - YTD	$4,950	$39,293	$13,123
Net Charge-offs as a % of average loans	1.20%	2.21%	2.85%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.